Exhibit 99.1

Mellon Bank Center, Suite 3000 1735 Market Street Philadelphia, PA 19103-7590
PRESS RELEASE

For Release:	Immediate
Contact:	William E. Hitselberger (215) 665-5046

PMA Capital Corporation Provides Third Quarter 2004 Earnings Guidance and Date for Earnings Call

Philadelphia, PA. October 25, 2004 – PMA Capital Corporation (NASDAQ: PMACA) today announced that it expects to report a third quarter net result between breakeven and a loss of three cents per diluted share, which includes after-tax net realized investment gains of approximately eight cents per diluted share. Third quarter results include after-tax losses of approximately six cents per share resulting from hurricanes Charley, Frances, Ivan and Jeanne. In addition, we currently expect book value per share to be in the range of $14.25 to $14.50 per share, including the impact of unrealized gains and losses. We intend to release our full 2004 third quarter financial results after the market closes on Thursday, October 28, 2004. At that time, a copy of the Company’s earnings release and quarterly statistical supplement will be available on the Company’s website at www.pmacapital.com in the Investor Information section (choose Current Investor Information). Click on News Releases to access the release; click on Financial Reports to access the quarterly statistical supplement.

Management will hold a conference call and audio webcast at 8:30 am EDT on Friday, October 29, 2004 to review the Company’s financial results in detail. To listen to the conference call, please dial 800-260-8140 (domestic) or 617-614-3672 (international) approximately five minutes before start time and use passcode 90452435. To access the webcast, enter the Investor Information section (choose Current Investor Information). Click on News Releases to find this announcement and then click on the microphone next to this release. Please allow approximately 15 minutes prior to the call, to visit the site and download the necessary software to listen to the webcast.

A replay of the conference call will be available through November 30, 2004 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) using passcode 87826044.

About PMA Capital Corporation: PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company whose operating subsidiaries provide workers’ compensation, integrated disability and other commercial property and casualty lines of insurance, primarily in the eastern part of the United States, underwritten and marketed under the trade name The PMA Insurance Group.

For additional information, visit www.pmacapital.com